Exhibit 2.28

TRANSACTION CLOSING DOCUMENT

DATED July 7, 2022

Genius Group Limited (the “Purchaser”), a corporation organized under the laws of the Republic of Singapore, and Sandra Johnson and Marco Johnson, residents of the State of California (“Sellers”), University of Antelope Valley, Inc., a California corporation (“UAV”), and University of Antelope Valley, LLC, a California limited liability company (“UAV Property Company”) (“UAV and UAV Property Company, collectively, the “Companies”).

WHEREAS:

Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021, the Amendment to Stock Purchase Agreement dated as of July 29, 2021, the Second Amendment to Stock Purchase Agreement dated September 30, 2021, the Third Amendment to Stock Purchase Agreement dated November 22, 2021, the Fourth Amendment to Stock Purchase Agreement dated December 21, 2021, the Fifth Amendment to Stock Purchase Agreement dated January 23, 2022, the Sixth Amendment to Stock Purchase Agreement dated February 25, 2022, the Seventh Amendment to Stock Purchase Agreement dated March 22, 2022, the Eighth Amendment to Stock Purchase Agreement dated April 18, 2022 and the Ninth Amendment to Stock Purchase Agreement dated May 18, 2022 (collectively, “Stock Purchase Agreement”).

The Parties agree as follows:

1.

The transaction contemplated by the Stock Purchase Agreement is closed as of July 7, 2022. Capitalized terms used herein, and not otherwise defined, shall have the meaning assigned to them in the Stock Purchase Agreement.

2.	The Sellers delivered certain Closing documents with respect to the Companies in particular:
(i)	the stock certificates and stock assignment certificates representing all of the issued and outstanding Stock, duly endorsed,
(ii)	a duly executed IRS Form W-9
(iii)	a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of California as to the good standing of UAV in the State of California,
(iv)	a certificate of the secretary (or other similar officer) of UAV, dated as of the Closing Date, certifying as true, complete and accurate as of the Closing, and attaching UAV's: (a) articles of incorporation and any amendments thereto; (b) bylaws and any other corporate governance documents; and (c) requisite resolutions or actions of UAV’s board of directors approving the execution and delivery of the Transaction Documents and the consummation of the Stock Purchase Agreement and the other Contemplated Transactions

(v)

a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of California as to the good standing of UAV Property Company in the State of California, and each and any other jurisdiction in which UAV Property Company is required to be qualified to do business

(vi)	the ROFR/Option, duly executed by UAV Property Company
(vii)	Seller states that no Closing Consideration Spreadsheet or any Pay Off Letters representing any Indebtedness are required or necessary.
3.	The Closing Consideration for the Stock has been paid and was calculated as agreed by the parties and pursuant to the attached spreadsheet.
4.	The Purchaser delivered certain Closing documents with respect to the Purchaser in particular:
(i)	a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Republic of Singapore as to the good standing of Purchaser,
(ii)

a certificate of the officer of Purchaser, dated as of the Closing Date, certifying as true, complete and accurate as of the Closing, and attaching Purchaser’s: (a) certificate confirming incorporation of company; (b) the memorandum of association of Purchaser; and (c) requisite resolutions or actions of Purchaser board of directors approving the execution and delivery of the Transaction Documents and the consummation of the Stock Purchase Agreement and the other Contemplated Transactions

5.	THIS TRANSACTION CLOSING DOCUMENT has been agreed by the Parties and entered into on the date stated at the beginning of this Document.

The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:	/s/ Sandra Johnson
Sandra Johnson

By:	/s/ Marco Johnson
Marco Johnson

University of Antelope Valley, Inc.,
a California corporation

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

University of Antelope Valley, LLC
a California limited liability company

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

Genius Group Limited,
a Singapore corporation

By:	/s/ Roger Hamilton
Name: Roger Hamilton
Title: Founder and Director